EXHIBIT 99.1
RALPH LAUREN REPORTS FIRST QUARTER FISCAL 2021 RESULTS

•	Strengthened Balance Sheet and Liquidity with Over $2.7 Billion in Cash & Investments and Continued Expense Reduction Actions

•	First Quarter Revenues Were $487 Million Reflecting Adverse Impact from COVID-19

•	Ralph Lauren Digital Comp Sales Accelerated to 13% Growth, with Digital Operating Margin Expanding More than 1,000 Basis Points to Last Year

•	First Quarter Average Unit Retail Increased 25% driven by Geographic and Retail Channel Mix Shifts and Ongoing Brand Elevation and Quality of Sale Initiatives; Underlying AUR Up High-Single-Digits
NEW YORK -- (BUSINESS WIRE) -- August 4, 2020 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of ($1.75) on a reported basis and ($1.82) on an adjusted basis, excluding certain net benefits partially offset by restructuring-related charges, for the first quarter of Fiscal 2021. This compared to earnings per diluted share of $1.47 on a reported basis and $1.77 on an adjusted basis, excluding restructuring-related and other net charges, for the first quarter of Fiscal 2020.
"We are living through an incredible period of change -- whether related to the devastating spread of COVID-19 around the world or the call to systemically address racial injustice," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "Through it all, we are focused on continuing to build a business that stands the test of time -- staying true to who we are while taking action that enables us to deliver our brand vision for decades to come."
"The past few months have marked a period of extraordinary challenge, but also agility and resilience," said Patrice Louvet, President and Chief Executive Officer. "Our financial performance this quarter reflects an unprecedented three months of COVID-19-related impact around the world. We are taking the opportunity to leverage this period of disruption to accelerate our core strategic focus areas, drive new areas of growth, and realign our resources accordingly."
COVID-19 Update
From the onset of the global COVID-19 pandemic, our priority has been to ensure the safety and well-being of our employees, consumers and the communities in which we operate around the world. We continue to follow the guidance of local governments and global health organizations as we safely return our businesses to growth. Additional actions taken in the first quarter include:

•
Store Reopenings. Currently, nearly all of our physical owned stores have reopened across North America, Europe, and Asia. Following reopening, our stores continued to operate at limited hours and consumer capacity, in accordance with local health guidelines. During the first quarter, the majority of stores in our key markets were closed for an average of 8-10 weeks, resulting in significant adverse impact to our traffic and revenues.

•
Online Operations. Our global digital flagship businesses continued to operate during the first quarter. As consumers increasingly embrace omni-channel retailing, we are bolstering our connected retailing capabilities including digital clienteling, Buy Online Ship From Store, Buy Online Pick Up From Store, curbside pickup, and other initiatives to facilitate and enhance the consumer experience.

•
New Health and Safety Protocols. We continue to take careful precautions across all of our facilities, including stringent health and safety protocols in our stores, offices, and distribution centers to protect both our employees and consumers.

•
Cost-Reducing Actions. Key cost reduction actions taken in the first quarter included: reductions in executive compensation and temporary employee furloughs; negotiated rent abatements and lower variable rent expense due to COVID-19-related closures; and reduced corporate and selling expenses. Our Board of Directors also agreed to forgo their quarterly cash compensation for the first quarter of Fiscal 2021.

•
Balance Sheet and New Debt Issuance. In addition to a robust balance sheet going into the pandemic, we have taken further preemptive actions to preserve cash and strengthen liquidity while navigating the evolving global pandemic. On June 3, 2020, we completed the issuance of $500 million of 1.700% 2-year notes and $750 million of 2.950% 10-year notes. A portion of the net proceeds were used to pay down the $475 million outstanding on our Global Credit Facility, and we plan to use the remainder for general corporate purposes, including the repayment of $300 million of 2.625% 5-year notes due August 18, 2020.

Key Achievements in First Quarter Fiscal 2021
As we continued to navigate the evolving global pandemic, we delivered the following highlights across our strategic priorities in the first quarter of Fiscal 2021:

•	Win Over a New Generation of Consumers

◦
Drove strong consumer engagement and conversion through campaigns including our signature Pride campaign and capsule, RL @ Home program, exclusive capsules with Zalando and Asos, and our "Polo Shirt: Design For Good" competition on the Polo app

◦
Our teams pivoted marketing investments away from in-store activations and major sporting events and toward values-based, digital brand-building activities during store closures. More selective marketing through the pandemic and timing shifts drove our first quarter marketing spend down 34% to last year

•	Energize Core Products and Accelerate Under-Developed Categories

◦
Continued to drive AUR and brand elevation journey across every region, despite significant revenue headwinds resulting from the pandemic. Excluding COVID-related shifts, underlying AUR grew high-single digits with double-digit growth in North America and Europe

◦	As stores reopen, our consumers are progressively shifting back to our core pre-COVID-19 categories. Home and Loungewear are also emerging as high potential, under-developed lifestyle categories

•	Drive Targeted Expansion in Our Regions and Channels

◦	Performance improved sequentially by month across all regions throughout the quarter, led by digital commerce comp growth of 13% in the first quarter

◦	Chinese mainland sales increased mid-teens to last year in constant currency, on track to return to pre-pandemic growth levels in the second quarter of Fiscal 2021

•	Lead With Digital

◦
Strong digital momentum in the first quarter, with positive comps in our owned Ralph Lauren digital sites across all three regions. Global reported sell-out performance in our wholesale digital businesses was also up strongly to last year

◦
Enhanced our connected retailing capabilities and digital offerings with the launch of Buy Online Pick Up in Store and curbside pickup in North America, digital clienteling and expansion of Buy Online Ship from Store globally

•	Operate With Discipline to Fuel Growth

◦	Adjusted operating expenses declined 30% to last year, primarily driven by savings from employee furloughs, lower rent and reduced corporate and selling expenses

◦	Inventories declined 22% at the end of the quarter, reflecting double-digit declines across all geographies to ensure healthy inventory positions across channels

◦	Improved cash conversion cycle to last year through a combination of lower accounts receivable and extended days payable, despite challenging global retail conditions
First Quarter Fiscal 2021 Income Statement Review
Net Revenue. In the first quarter of Fiscal 2021, revenue decreased by 66% to $487 million on a reported basis and was down 65% in constant currency, with declines across all regions due to COVID-19 business disruptions. Foreign currency negatively impacted revenue growth by approximately 100 basis points in the first quarter.
Revenue performance for the Company’s reportable segments in the first quarter compared to the prior year period was as follows:

•
North America Revenue. North America revenue in the first quarter decreased 77% to $165 million. In retail, comparable store sales in North America were down 64%, driven by a 77% decrease in brick and mortar stores and a 3% increase in digital commerce. North America wholesale revenue decreased 93%.

•
Europe Revenue. Europe revenue in the first quarter decreased 67% to $121 million on a reported basis and decreased 64% in constant currency. In retail, comparable store sales in Europe were down 62%, with a 75% decrease in brick and mortar stores partly offset by a 44% increase in digital commerce. Europe wholesale revenue decreased 71% on a reported basis and decreased 68% in constant currency.

•
Asia Revenue. Asia revenue in the first quarter decreased 34% to $172 million on a reported basis and decreased 32% in constant currency basis. Comparable store sales in Asia decreased 33%, with a 35% decline in our brick and mortar stores partly offset by a 68% increase in digital commerce.

Gross Profit. Gross profit for the first quarter of Fiscal 2021 was $349 million and gross margin was 71.5%. Adjusted gross margin was 71.8%, 730 basis points above the prior year on a reported basis and up 880 basis points in constant currency. Gross margin expansion was primarily driven by favorable geographic and channel mix shifts due to COVID-19 as well as AUR improvements across all regions.

Operating Expenses. Operating expenses in the first quarter of Fiscal 2021 were $517 million on a reported basis. On an adjusted basis, operating expenses were $524 million, down 30% to last year, primarily driven by savings from employee furloughs and rent relief, as well as reduced corporate and selling expenses. Adjusted operating expense rate was 107.5%, compared to 52.3% in the prior year period.
Operating Income (Loss). Operating loss for the first quarter of Fiscal 2021 was $168 million and operating margin was (34.5%) on a reported basis. Adjusted operating loss was $174 million and operating margin was (35.7%), compared to 12.2% in the first quarter of Fiscal 2020.

•
North America Operating Loss. North America operating loss in the first quarter was $25 million on a reported basis and $40 million on an adjusted basis. Adjusted North America operating margin was (24.3%), compared to 20.9% for the first fiscal quarter of Fiscal 2020.

•
Europe Operating Loss. Europe operating loss in the first quarter was $17 million on a reported basis and $18 million on an adjusted basis. Adjusted Europe operating margin was (14.8%), compared to 22.0% for the first quarter of Fiscal 2020. Foreign currency negatively impacted adjusted operating margin rate by 910 basis points in the first quarter.

•
Asia Operating Income. Asia operating income in the first quarter was $10 million on a reported basis and $13 million on an adjusted basis. Adjusted Asia operating margin was 7.4%, compared to 18.8% for the first quarter of Fiscal 2020. Foreign currency negatively impacted adjusted operating margin rate by 120 basis points in the first quarter.

Net Income (Loss) and EPS. Net loss in the first quarter of Fiscal 2021 was $128 million, or ($1.75) per diluted share on a reported basis. On an adjusted basis, net loss was $133 million, or ($1.82) per diluted share. This compared to net income of $117 million, or $1.47 per diluted share on a reported basis, and net income of $142 million, or $1.77 per diluted share on an adjusted basis, for the first quarter of Fiscal 2020.
In the first quarter of Fiscal 2021, the Company had an effective tax rate of approximately 26% on both a reported and an adjusted basis, resulting in an income benefit. This compared to an effective tax rate of approximately 20% on a reported basis and 21% on an adjusted basis in the prior year period, resulting in an income tax provision.
Balance Sheet and Cash Flow Review
The Company ended the first quarter of Fiscal 2021 with $2.7 billion in cash and investments and $1.9 billion in total debt, compared to $2.0 billion and $692 million, respectively, at the end of the first quarter of Fiscal 2020.
Inventory at the end of the first quarter of Fiscal 2021 was $773 million, down 22% compared to the prior year period.
Full Year Fiscal 2021 and Second Quarter Outlook
Due to the ongoing high level of uncertainty and evolving situation surrounding COVID-19, we continue to suspend all future guidance.

We continue to expect our financial results for both the second quarter and full year Fiscal 2021 to be significantly adversely impacted by the pandemic and prolonged demand recovery. Though the timing and path of recovery in each market presents many uncertainties, including the potential for second waves of outbreaks across various markets, we have developed scenarios through which we plan to safely return our businesses to growth and value creation.
We are in the process of carefully evaluating our long-term operating structure to align with our evolving strategic priorities, with a focus on six key areas: team organizational structures, enterprise-wide processes, our distribution center and corporate office real estate footprint, our door presence across owned direct-to-consumer and wholesale partners, discretionary expenses, and our brand portfolio.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Tuesday, August 4th, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter 2021 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, August 4, 2020 through 6:00 P.M. Eastern, Tuesday, August 11, 2020 by dialing 203-369-3356 or 800-839-1248 and entering passcode 1194.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, and citizenship and sustainability goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "can," "will," "goal," "target," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including the temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our wholesale customers, licensing partners, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions related to pandemic diseases such as COVID-19, civil and political unrest such as the recent protests in the U.S. and Hong Kong, and escalating diplomatic tensions between the U.S. and China; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from current trade developments with China and the related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the impact to our business resulting from the United Kingdom's exit from the European Union and the uncertainty surrounding its future relationship with the European Union, including trade agreements, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	June 27, 2020	March 28, 2020	June 29, 2019
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,451.3	$1,620.4	$648.4
Short-term investments	259.3	495.9	1,280.7
Accounts receivable, net of allowances	108.7	277.1	290.7
Inventories	773.2	736.2	988.6
Income tax receivable	63.9	84.8	33.0
Prepaid expenses and other current assets	200.6	160.8	412.7
Total current assets	3,857.0	3,375.2	3,654.1
Property and equipment, net	945.8	979.5	987.0
Operating lease right-of-use assets	1,464.1	1,511.6	1,415.8
Deferred tax assets	309.5	245.2	94.3
Goodwill	921.9	915.5	925.3
Intangible assets, net	136.1	141.0	158.2
Other non-current assets(a)	106.0	111.9	109.0
Total assets	$7,740.4	$7,279.9	$7,343.7

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$—	$475.0	$—
Current portion of long-term debt	299.9	299.6	—
Accounts payable	144.2	246.8	351.5
Income tax payable	70.9	65.1	45.3
Current operating lease liabilities	314.7	288.4	293.8
Accrued expenses and other current liabilities	657.2	717.1	900.4
Total current liabilities	1,486.9	2,092.0	1,591.0
Long-term debt	1,630.1	396.4	692.1
Long-term operating lease liabilities	1,517.7	1,568.3	1,483.9
Income tax payable	132.7	132.7	146.7
Non-current liability for unrecognized tax benefits	91.7	88.9	77.9
Other non-current liabilities	325.8	308.5	339.3
Total liabilities	5,184.9	4,586.8	4,330.9
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,609.5	2,594.4	2,516.8
Retained earnings	5,866.3	5,994.0	5,878.6
Treasury stock, Class A, at cost	(5,812.3)	(5,778.4)	(5,274.7)
Accumulated other comprehensive loss	(109.3)	(118.2)	(109.2)
Total equity	2,555.5	2,693.1	3,012.8
Total liabilities and equity	$7,740.4	$7,279.9	$7,343.7

Net Cash (incl. LT Investments)	$780.6	$945.3	$1,271.1
Cash & Investments (ST & LT)	2,710.6	2,116.3	1,963.2
Net Cash (excl. LT Investments)	780.6	945.3	1,237.0
Cash & ST Investments	2,710.6	2,116.3	1,929.1

(a) Includes non-current investments of:	$—	$—	$34.1

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	June 27, 2020	June 29, 2019
	(millions, except per share data)
North America	$165.1	$719.4
Europe	120.7	360.8
Asia	171.9	258.6
Other non-reportable segments	29.8	90.0
Net revenues	487.5	1,428.8
Cost of goods sold	(138.8)	(508.0)
Gross profit	348.7	920.8
Selling, general, and administrative expenses	(507.6)	(746.7)
Impairment of assets	(2.1)	(1.2)
Restructuring and other charges	(7.0)	(29.6)
Total other operating expenses, net	(516.7)	(777.5)
Operating income (loss)	(168.0)	143.3
Interest expense	(9.6)	(4.2)
Interest income	2.9	11.6
Other income (expense), net	2.1	(4.1)
Income (loss) before income taxes	(172.6)	146.6
Income tax benefit (provision)	44.9	(29.5)
Net income (loss)	$(127.7)	$117.1
Net income (loss) per common share:
Basic	$(1.75)	$1.50
Diluted	$(1.75)	$1.47
Weighted average common shares outstanding:
Basic	73.1	78.2
Diluted	73.1	79.9
Dividends declared per share	$—	$0.6875

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	June 27, 2020	June 29, 2019
	(millions)
Cash flows from operating activities:
Net income (loss)	$(127.7)	$117.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	63.7	66.2
Deferred income tax benefit	(66.9)	(8.1)
Non-cash stock-based compensation expense	15.1	23.0
Non-cash impairment of assets	2.1	1.2
Bad debt expense (benefit)	(16.5)	0.1
Other non-cash benefits	—	(2.0)
Changes in operating assets and liabilities:
Accounts receivable	186.3	108.6
Inventories	(29.0)	(165.7)
Prepaid expenses and other current assets	(37.4)	(48.8)
Accounts payable and accrued liabilities	(119.2)	82.9
Income tax receivables and payables	35.2	13.3
Deferred income	0.3	1.8
Other balance sheet changes	23.7	7.8
Net cash provided by (used in) operating activities	(70.3)	197.4
Cash flows from investing activities:
Capital expenditures	(21.3)	(49.4)
Purchases of investments	(63.6)	(173.5)
Proceeds from sales and maturities of investments	301.9	308.4
Acquisitions and ventures	—	0.9
Proceeds from sale of property	—	20.8
Settlement of net investment hedges	3.7	—
Net cash provided by investing activities	220.7	107.2
Cash flows from financing activities:
Repayments of borrowings on credit facilities	(475.0)	—
Proceeds from the issuance of long-term debt	1,241.9	—
Payments of finance lease obligations	(1.6)	(4.9)
Payments of dividends	(49.8)	(48.8)
Repurchases of common stock, including shares surrendered for tax withholdings	(33.9)	(191.1)
Other financing activities	(8.5)	—
Net cash provided by (used in) financing activities	673.1	(244.8)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	7.6	5.1
Net increase in cash, cash equivalents, and restricted cash	831.1	64.9
Cash, cash equivalents, and restricted cash at beginning of period	1,629.8	626.5
Cash, cash equivalents, and restricted cash at end of period	$2,460.9	$691.4

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended
	June 27, 2020	June 29, 2019
	(millions)
Net revenues:
North America	$165.1	$719.4
Europe	120.7	360.8
Asia	171.9	258.6
Other non-reportable segments	29.8	90.0
Total net revenues	$487.5	$1,428.8

Operating income (loss):
North America	$(24.8)	$150.1
Europe	(16.9)	79.4
Asia	10.1	48.1
Other non-reportable segments	0.9	32.9
	(30.7)	310.5
Unallocated corporate expenses	(130.3)	(137.6)
Unallocated restructuring and other charges	(7.0)	(29.6)
Total operating income (loss)	$(168.0)	$143.3

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	Three Months Ended
	June 27, 2020
	% Change
	Constant Currency
North America:
Digital commerce	3%
Excluding digital commerce	(77%)
Total North America	(64%)

Europe:
Digital commerce	44%
Excluding digital commerce	(75%)
Total Europe	(62%)

Asia:
Digital commerce	68%
Excluding digital commerce	(35%)
Total Asia	(33%)

Total Ralph Lauren Corporation	(57%)

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	June 27, 2020	June 29, 2019	As Reported	Constant Currency
	(millions)
North America	$165.1	$719.4	(77.0%)	(77.0%)
Europe	120.7	360.8	(66.6%)	(64.0%)
Asia	171.9	258.6	(33.5%)	(31.9%)
Other non-reportable segments	29.8	90.0	(66.9%)	(66.8%)
Net revenues	$487.5	$1,428.8	(65.9%)	(64.9%)

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	June 27, 2020					June 29, 2019
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$142.6	$79.2	$166.5	$6.5	$394.8	$403.1	$218.5	$246.5	$49.5	$917.6
Wholesale	22.5	41.5	5.4	0.5	69.9	316.3	142.3	12.1	1.8	472.5
Licensing	—	—	—	22.8	22.8	—	—	—	38.7	38.7
Net revenues	$165.1	$120.7	$171.9	$29.8	$487.5	$719.4	$360.8	$258.6	$90.0	$1,428.8

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	June 27, 2020	June 29, 2019
North America
Ralph Lauren Stores	41	41
Polo Factory Stores	189	183
Total Directly Operated Stores	230	224
Concessions	2	3

Europe
Ralph Lauren Stores	31	26
Polo Factory Stores	64	66
Total Directly Operated Stores	95	92
Concessions	29	29

Asia
Ralph Lauren Stores	68	59
Polo Factory Stores	68	60
Total Directly Operated Stores	136	119
Concessions	619	624

Other
Club Monaco Stores	72	75
Club Monaco Concessions	4	5

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	140	126
Polo Factory Stores	321	309
Club Monaco Stores	72	75
Total Directly Operated Stores	533	510
Concessions	654	661

Global Licensed Stores
Total Licensed Stores	273	262

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	June 27, 2020
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$487.5	$—	$487.5
Gross profit	348.7	1.3	350.0
Gross profit margin	71.5%		71.8%
Total other operating expenses, net	(516.7)	(7.4)	(524.1)
Operating expense margin	106.0%		107.5%
Operating loss	(168.0)	(6.1)	(174.1)
Operating margin	(34.5%)		(35.7%)
Loss before income taxes	(172.6)	(6.1)	(178.7)
Income tax benefit	44.9	0.6	45.5
Effective tax rate	26.0%		25.5%
Net loss	$(127.7)	$(5.5)	$(133.2)
Net loss per diluted common share	$(1.75)		$(1.82)
Weighted average common shares outstanding - Diluted	73.1		73.1
SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$(24.8)	$(15.3)	$(40.1)
Operating margin	(15.0%)		(24.3%)
Europe	(16.9)	(1.0)	(17.9)
Operating margin	(14.0%)		(14.8%)
Asia	10.1	2.6	12.7
Operating margin	5.9%		7.4%
Other non-reportable segments	0.9	0.6	1.5
Operating margin	3.0%		5.0%
Unallocated corporate expenses and restructuring & other charges	(137.3)	7.0	(130.3)
Total operating loss	$(168.0)	$(6.1)	$(174.1)

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	June 29, 2019
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$1,428.8	$—	$1,428.8
Gross profit	920.8	0.6	921.4
Gross profit margin	64.4%		64.5%
Total other operating expenses, net	(777.5)	30.8	(746.7)
Operating expense margin	54.4%		52.3%
Operating income	143.3	31.4	174.7
Operating margin	10.0%		12.2%
Income before income taxes	146.6	31.4	178.0
Income tax provision	(29.5)	(7.0)	(36.5)
Effective tax rate	20.1%		20.5%
Net income	$117.1	$24.4	$141.5
Net income per diluted common share	$1.47		$1.77
Weighted average common shares outstanding - Diluted	79.9		79.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$150.1	$—	$150.1
Operating margin	20.9%		20.9%
Europe	79.4	0.1	79.5
Operating margin	22.0%		22.0%
Asia	48.1	0.5	48.6
Operating margin	18.6%		18.8%
Other non-reportable segments	32.9	—	32.9
Operating margin	36.5%		36.5%
Unallocated corporate expenses and restructuring & other charges	(167.2)	30.8	(136.4)
Total operating income	$143.3	$31.4	$174.7

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for COVID-19-related bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended June 27, 2020 include (i) benefit of $16.5 million related to COVID-19-related bad debt reserve adjustments; (ii) other charges of $4.4 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) charges of $3.9 million recorded in connection with the Company's restructuring activities, primarily consisting of restructuring charges and inventory-related charges; and (iv) impairment of assets of $2.1 million primarily related to store closures.

(c)
Adjustments for the three months ended June 29, 2019 include (i) other charges of $22.6 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet, and rent and occupancy costs associated with previously exited real estate locations for which the related lease agreements have not yet expired; and (ii) charges of $8.8 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges.

NON-U.S. GAAP FINANCIAL MEASURES
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring plans, as well as certain other charges associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit

(provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

SOURCE: Ralph Lauren Corporation

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